EXHIBIT 99.1

Berkeley Lights Reports Financial Results for Second Quarter of Fiscal Year 2020

EMERYVILLE, Calif. August 25, 2020 – Berkeley Lights, Inc. (Nasdaq: BLI), a leader in Digital Cell Biology, today reported financial results for the quarter ended June 30, 2020.

Recent Highlights
•Total revenue of $10.6 million including four platform placements
•Completed initial public offering, raising approximately $188 million of net proceeds

Second Quarter 2020 Financial Results
Revenue was $10.6 million for the quarter ended June 30, 2020, representing a 10% decrease from the second quarter in the prior year. Product revenue was $9.1 million for the quarter, representing a 17% increase from the second quarter in the prior year. Service revenue was $1.5 million for the quarter, representing a 63% decrease from the second quarter in the prior year.

Direct platform revenue was $7.5 million for the quarter, compared to $6.9 million for the second quarter in the prior year. Recurring revenue was $2.9 million for the quarter, compared to $1.7 million for the second quarter in the prior year. Milestone and related revenue was $128,000 for the quarter, compared to $3.2 million for the second quarter in the prior year.

Gross profit was $7.0 million for the second quarter of 2020, down $2.6 million from $9.6 million for the corresponding prior year period. Gross margin was 66% for the second quarter of 2020, compared to 81% for the corresponding prior year period.

Operating expenses were $19.1 million for the second quarter of 2020, compared to $15.2 million in the second quarter of the prior year, representing an increase of approximately 26%.

Net loss was $12.4 million in the second quarter of 2020, compared to $6.2 million in the same period in 2019.
Cash and cash equivalents were $59.2 million as of June 30, 2020. Subsequent to the end of the quarter, on July 21, 2020, Berkeley Lights completed its initial public offering, raising approximately $188 million of net proceeds, after deducting underwriting discounts, commissions, and fees.

About Berkeley Lights

Berkeley Lights is a leading Digital Cell Biology company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products for our customers. The Berkeley Lights Platform captures deep phenotypic, functional, and genotypic information for thousands of single cells in parallel and can also deliver the live biology customers desire in the form of the best cells. Our platform is a fully integrated, end-to-end solution, comprising proprietary consumables, including our OptoSelect chips and reagent kits, advanced automation systems, and application software. We developed the Berkeley Lights Platform to provide the most advanced environment for rapid functional characterization of single cells at scale, the goal of which is to establish an industry standard for our customers throughout their cell-based product value chain.

Berkeley Lights’ Beacon and Lightning systems and Culture Station instrument are: FOR RESEARCH USE ONLY. Not for use in diagnostic procedures.

Forward Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

Press Contact
berkeleylights@bulleitgroup.com

Investor Contact
ir@berkeleylights.com

Berkeley Lights, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
(In thousands, except share and per share data)

	Three months ended June 30,
	2020	2019

Revenue:
Product revenue	$9,107	$7,795
Service revenue	1,462	3,968
Total revenue	10,569	11,763
Cost of sales:
Product cost of sales	2,384	1,949
Service cost of sales	1,223	242
Total cost of sales	3,607	2,191
Gross profit	6,962	9,572
Operating expenses:
Research and development	11,843	9,642
General and administrative	4,193	3,080
Sales and marketing	3,076	2,452
Total operating expenses	19,112	15,174
Loss from operations	(12,150)	(5,602)
Other income (expense):
Interest expense	(356)	(350)
Interest income	47	270
Other income (expense), net	37	(488)
Loss before income taxes	(12,422)	(6,170)
Provision for income taxes	8	15
Net loss and net comprehensive loss	$(12,430)	$(6,185)

Net loss attributable to common stockholders per share, basic and diluted	$(4.25)	$(2.43)
Weighted-average shares used in calculating net loss per share, basic and diluted	3,109,545	2,872,183

Berkeley Lights, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

Assets	June 30, 2020	December 31, 2019
	(unaudited)
Current assets:
Cash and cash equivalents	$59,170	$81,033
Trade accounts receivable	10,236	9,334
Inventory	11,908	7,181
Prepaid expenses and other current assets	9,061	7,799
Total current assets	90,375	105,347
Restricted cash	270	270
Property and equipment, net	14,757	16,472
Operating lease right-of-use assets	13,000	7,785
Other assets	1,016	1,135
Total assets	$119,418	$131,009
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$4,270	$3,239
Accrued expenses and other current liabilities	8,099	6,229
Current portion of notes payable	1,596	5,765
Deferred revenue	8,607	9,686
Total current liabilities	22,572	24,919
Notes payable, net of current portion	18,264	14,062
Deferred revenue, net of current portion	1,098	1,461
Lease liability, long-term	11,439	6,784
Total liabilities	53,373	47,226
Stockholders’ equity:
Convertible preferred stock	224,769	224,769
Common stock	—	—
Additional paid-in capital	12,431	9,314
Accumulated deficit	(171,155)	(150,300)
Total stockholders’ equity	66,045	83,783
Total liabilities and stockholders’ equity	$119,418	$131,009

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